Exhibit 24

POWER OF ATTORNEY

The undersigned, a director and/or officer of Macy’s, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints each of Dennis J. Broderick and Linda J. Balicki my true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, to do any and all acts and things in my name and behalf in my capacities as director and/or officer of the Company and to execute any and all instruments for me and in my name in the capacities indicated above, which said attorneys-in-fact and agent may deem necessary or advisable to enable the Company to comply with the Securities Act of 1934, as amended (the “Exchange Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission (the “Commission”), in connection with an Annual Report on Form 10-K for the year ended January 31, 2009 to be filed by the Company pursuant to Section 13 of the Exchange Act, including without limitation, power and authority to sign for me, in my name in the capacity or capacities referred to above, such Annual Report, and to file the same, with all exhibits thereto, and other documents, including amendments, in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Dated: March 20, 2009

/s/ Joel A. Belsky Joel A. Belsky	/s/ Stephen F. Bollenbach Stephen F. Bollenbach	/s/ Deirdre P. Connelly Deirdre P. Connelly

/s/ Meyer Feldberg Meyer Feldberg	/s/ Karen M. Hoguet Karen M. Hoguet	/s/ Sara Levinson Sara Levinson

/s/ Terry J. Lundgren Terry J. Lundgren	/s/ Joseph Neubauer Joseph Neubauer	/s/ Joseph A. Pichler Joseph A. Pichler

/s/ Joyce M. Roché Joyce M. Roché	/s/ Karl M. von der Heyden Karl M. von der Heyden	/s/ Craig E. Weatherup Craig E. Weatherup

/s/ Marna C. Whittington Marna C. Whittington